Exhibit 10.1
EXECUTIVE TRANSITION AGREEMENT

This EXECUTIVE TRANSITION AGREEMENT (hereinafter “Agreement”) is entered into by and between Trinity Industries, Inc., a Delaware corporation, on behalf of itself, its subsidiaries, and other corporate affiliates, and successors or assigns (collectively, “Company”), and William A. McWhirter II (hereinafter “McWhirter”), effective February 1, 2018 (the “Effective Date”). Company and McWhirter may be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company is primarily engaged in the railcar manufacturing and railcar leasing business;

WHEREAS, on January 31, 2018, in compliance with the Company’s Transition Compensation Plan (“TCP”), McWhirter notified Company of his intent to transition out of his position as an officer of Company;

WHEREAS, the TCP provides for payment of transition compensation benefits to officers of Company in amounts reflected and maintained on the books and records of the Company;

WHEREAS, McWhirter is a participant and beneficiary under the TCP;

WHEREAS, McWhirter has certain knowledge and skills pertaining to the financial, operational, commercial, legal, and administrative affairs of the Company as well as the Company’s construction, energy, marine, and components businesses (collectively referred to herein as “Business Knowledge”) and Company desires to capitalize on McWhirter’s Business Knowledge during the term of this Agreement;

WHEREAS, for the purpose of transferring and transitioning McWhirter’s Business Knowledge solely and exclusively to others at Company and/or its affiliated entities, McWhirter and the Company have determined that it is in their mutual best interest to phase out McWhirter’s employment pursuant to the transition periods set out herein; and

WHEREAS, the Parties now desire to settle fully and finally, in the manner set forth herein, all bona fide and other disputes, controversies, and differences between them, both as to liability and the amount of damages, if any, which have arisen, or which may arise prior to, or on, the Effective Date of this Agreement, including, but in no way limited to, any and all claims and controversies arising out of the employment relationship, including any employment transition period, between McWhirter and Company,

NOW, THEREFORE, in consideration of the Recitals and the mutual promises, covenants, and agreements set forth in this Agreement, the Parties promise and agree as follows:

AGREEMENT

1.Employment Transition Periods and Advisory Period. In consideration of McWhirter entering into this Agreement, Company agrees to maintain McWhirter as an employee of Company in accordance with the following Employment Transition Periods:

(a)    Subject to subsection 1(f) below, “Phase One” of the Employment Transition Periods will commence on January 31, 2018, and end on July 31, 2018. During Phase One, McWhirter will continue to receive his monthly base pay in effect as of the Effective Date plus applicable perquisites, payable semi-monthly, and 2018 short term incentive prorated for one calendar quarter in 2018, less applicable deductions and withholdings in accordance with Company’s usual payroll and short term incentive payment practices and procedures, plus accrual and crediting of applicable amounts and interest under the TCP. During Phase One, McWhirter will:

(1) help transition his current role, responsibilities, and Business Knowledge in accordance with the TCP to his successor, reporting to the Company’s Chairman, Chief Executive Officer and President, Timothy R. Wallace (the “CEO”), or the CEO’s designee, reporting to work during regular business hours at the Company’s offices in Dallas, Texas, provided that the Company will provide McWhirter with an office at such location; and

(2) consult with the CEO, the CEO’s designee regarding, without limitation, completion of any merger and acquisition activities commenced prior to the Effective Date and forecasted to close during the Employment Transition Periods; assisting in resolving commercial issues that involve the Company and/or one or more of its subsidiaries or affiliates that were pending as of the Effective Date and that arise during the Employment Transition Period, and cooperating with the Company in its management of any legal matters that were pending as of the Effective Date and that arise during the Employment Transition Period.

At the conclusion of Phase One, it will be deemed that McWhirter has fulfilled and satisfied the six (6) month notice condition described in Section 4(c) of the TCP.

(b)    Subject to subsection 1(f) below, “Phase Two” of the Employment Transition Periods will commence August 1, 2018 and end May 31, 2020. During Phase Two, McWhirter will be reasonably available or accessible up to thirty (30) hours per calendar month and shall:

(1)    receive a base salary of TEN THOUSAND AND NO/100 DOLLARS (US$10,000.00) per month, payable semi-monthly, less applicable deductions and withholdings in accordance with Company’s usual payroll practices and procedures, plus accrual and crediting of applicable amounts under the TCP as compensation for continued consultation with the CEO or the CEO’s designee regarding, without limitation, completion of any merger and acquisition activities commenced prior to the Effective Date and forecasted to close during the Employment Transition Period; assisting in resolution of commercial issues that involve the Company and/or one or more of its subsidiaries or affiliates that were pending as of the Effective Date and that arise during the Employment Transition Period, and cooperating with the Company in its management of legal matters that were pending as of the Effective Date or that arise during the Employment Transition Period and

(2)    receive, in addition to the base salary payable in Phase Two, THREE HUNDRED AND NO/100 DOLLARS (US$300.00) per hour in excess of the hours set out in Section 1(b) above, prorated, for services performed by McWhirter on special projects assigned to him by the CEO or his designee, based upon McWhirter’s monthly invoices submitted to the Company on or before the 10th day of each month following Phase Two advisory, consultation, and project work. The Parties intend that McWhirter’s level of services in Phase 2 will be more than twenty percent (20%) of the level of services provided by McWhirter to the Company over the thirty six (36) month period preceding the Effective Date, such that he will not have incurred a separation from service within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”) for purposes of the TCP and any other Company nonqualified deferred compensation plan in which he participates. The Company will not be obligated to, but may, provide McWhirter with an office, and McWhirter will not be required to regularly report to work at the Company’s offices. During Phase 2 McWhirter will not receive payment of any executive perquisites.

(c)    During the entirety of the Employment Transition Periods, McWhirter will be eligible to participate in the Company’s standard employee benefit plans that McWhirter participated in immediately preceding notification of his intent to resign, including without limitation medical, dental, and vision care. During the Employment Transition Periods, McWhirter will (1) remain a participant in the TCP for purposes of salary and interest accrual and credit, (2) continue to vest in outstanding long-term incentive plans in accordance with the applicable plan documents and agreements, and (3) receive his 2017 annual bonus when such bonuses are customarily paid (circa March 2018); provided, however, that other than as expressed in Section 1(a) above as to 2018, McWhirter will not be eligible for the Company’s short-term incentive award and long-term incentive grant in 2018, 2019, or 2020. McWhirter acknowledges and agrees that employee benefits may be added, discontinued, amended, or modified during the Employment Transition Period at the sole discretion of Company.

(d)    McWhirter acknowledges and agrees that on May 31, 2020, McWhirter’s employment with Company will terminate by reason of his retirement unless earlier (i) terminated by reason of McWhirter’s death, or (ii) terminated by the Company for cause due to material breach of this Agreement by McWhirter after providing McWhirter thirty (30) days written notice describing the specific acts or omissions which constitute a material breach of this Agreement and an opportunity to cure or otherwise cease such conduct. McWhirter acknowledges and agrees to (1) repay the Company for any outstanding loans, travel advances, or salary advances, if any, made during the Transition Periods; (2) repay any and all personal balances on credit cards issued through Company, if any; and (3) pay an amount equal to the value of any property not returned pursuant to the Return of Property and Records paragraph below. McWhirter further authorizes Company to deduct monies from any payment to be made under this Agreement to cover such debts or property value if McWhirter fails to make such payments or repayments, or return such property prior to the time any and all required payments have been made under this Agreement. At the end of the Employment Transition Periods, McWhirter will have incurred a separation from service within the meaning of Section 409A for purposes of the TCP and any other Company nonqualified deferred compensation plan in which he participates.

(e)    From June 1, 2020 through May 31, 2021, McWhirter agrees to be reasonably available to Company for advisory, consultation, and project work (“Advisory Period”). During the Advisory Period McWhirter shall receive THREE HUNDRED AND NO/100 DOLLARS (US$300.00) per hour, prorated, for contract services or work performed by McWhirter as a consulting advisor or special project consultant. Any such services or work shall be as agreed between McWhirter and the CEO or his designee. McWhirter agrees to provide Company with monthly invoices on or before the 10th day of each month following the month in which such services or work were performed. The Company will pay such invoices within thirty (30) days of receipt.

(f)    Any expenses incurred by McWhirter in performing his employment role hereunder or in providing contract services as noted in subsection 1(e) shall be reimbursed by the Company subject to McWhirter’s submittal of expense reports in compliance with the Company’s expense reporting practices and procedures. Additionally, upon presentation by McWhirter to S. Theis Rice or his designee of invoices documenting fees incurred by McWhirter for legal services rendered on his behalf for review and advice on the terms and conditions set out herein, Company agrees to pay such invoices directly to McWhirter’s legal counsel up to a maximum aggregate payment of TEN THOUSAND AND NO/100 DOLLARS ($10,000.00).

(g)    Upon McWhirter’s performance of all covenants, agreements, and obligations in the Agreement and his separation from service on May 31, 2020, Company agrees to make a lump sum payment to McWhirter in an amount equal to twelve (12) months of medical COBRA premiums (the “COBRA Continuation Payment”). Such amount shall be calculated based upon the effective COBRA rates for McWhirter’s medical coverage at the time of his separation from service and shall be paid within fifteen (15) days of McWhirter’s separation from service. The COBRA Continuation Payment will be subject to Federal Income Tax withholding, Medicare and Social Security tax withholdings (subject to the federal social security maximum), and any other deductions as may be required by law. Further, Company shall permit McWhirter to extend his eligibility for continued coverage under Company’s health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for a period of six (6) additional months from June 1, 2021 through November 30, 2021. McWhirter acknowledges and agrees he must make a written COBRA election for medical continuation coverage and timely submit the required COBRA payments for continued coverage eligibility for such coverage(s) to become effective.

(h)    During the Employment Transition Periods and the Advisory Period, McWhirter shall not hold himself out to be an authorized representative of the Company absent prior written authorization and approval of the CEO or his designee.

2.    Supplemental Release Agreement. Company agrees to pay McWhirter TEN THOUSAND DOLLARS AND NO CENTS (US$10,000.00) within ten (10) business days of the date McWhirter executes the Supplemental Release Agreement attached as Appendix A to this Agreement (“Supplemental Release Payment”), which execution shall occur on or within twenty one (21) days following the end of the Employment Transition Periods. McWhirter understands that his receipt of the Supplemental Release Payment is contingent upon his timely execution of the Supplemental Release Agreement no later than the date noted above.

3.    Restricted Stock Awards (“RSAs”) and Change in Control Agreement.

(a)For purposes of this section 3, RSAs are deemed to include performance and time based (1) restricted stock awards, (2) restricted stock unit awards-time and performance based, (3) career share awards, and (4) career step share awards listed on Appendix B attached hereto. The Parties acknowledge and agree the RSAs awarded to McWhirter, reflected in Appendix B will be governed by the express language, terms, and conditions of the Plans and agreements under which the RSAs were awarded. The Parties agree nothing contained in this Agreement is intended to modify or supplement in any way whatsoever or otherwise change such Plans or agreements. The Parties acknowledge and agree there is no intention by or obligation of the Company to award or grant any additional RSAs to McWhirter from and after the Effective Date.

(b)The Parties agree that as of August 1, 2018, McWhirter’s Change in Control Agreement with the Company is terminated and is null, void, and of no further force or effect.

4.    Non-Disparagement.

(a)    Subject to the qualifications in subsection (d) of the General Release section below and the qualifications in subsections (b) and (c) of the Confidentiality section below, McWhirter agrees that he will not, directly or indirectly, disclose, communicate, or publish any disparaging information concerning Company, its Board of Directors, officers, executives, management, employees, affiliates, its customers or clients, operations, technology, proprietary or technical information, terms of McWhirter’s employment with Company, any other circumstance that arose from McWhirter’s employment with Company or separation from employment, or any action or event that occurred during McWhirter’s employment with Company, or cause others to disclose, communicate, or publish any disparaging information concerning the same.

(b)    The Company agrees to instruct its senior executives and officers, and business unit leaders not to, directly or indirectly, disclose, communicate, or publish any disparaging information concerning McWhirter, the terms of McWhirter’s employment with Company, any other circumstance that arose from McWhirter’s employment with Company or separation from employment, or any action or event that occurred during McWhirter’s employment with Company, or cause others to disclose, communicate, or publish any disparaging information concerning the same.

5.    Confidentiality.

(a)     Subject to the qualifications set forth in subsections (b) and (c) of this section, McWhirter agrees that during his employment with Company he has occupied a position of trust and confidence and that as such, he has created and been provided copies of or access to Confidential Information which is the exclusive property of Company. McWhirter further acknowledges and agrees that by virtue of this Agreement he will continue to occupy a position of trust and confidence and that he will continue to create and have access to Confidential Information during the Employment Transition Period. McWhirter hereby agrees that he will not use, divulge, distribute, furnish, or make accessible such information to anyone outside of the Company or its subsidiaries or affiliates.

For purposes of this Agreement, the term “Confidential Information” shall mean information of any nature and in any form which is not generally disclosed to or known by persons who are not employed by or associated with Company or any of its affiliates, that gives Company a competitive business advantage or which relates to any one or more of the aspects of the present or past business of Company or its predecessors, including, but not limited to, any spin-off, split, merger, divestiture, or similar transaction; customer specifications; pricing strategies; customer lists; vendor information; financial information; trade secrets; trade practices; or facts, strategies, or plans relating in any manner to the businesses of Company.

In the event McWhirter is requested by subpoena, civil investigative demand, or similar process in any proceeding to disclose any Confidential Information, and subject to the qualifications in the fourth and final sections of the General Release of Claims below as well as subsections (b) and (c) of this Confidentiality paragraph, McWhirter will give Company prompt and timely written notice of such request so Company may seek an appropriate protective order or waive McWhirter’s compliance with one or more provisions of this Agreement.

(b)    The federal Defend Trade Secrets Act of 2016 (the “Act”) provides immunity from liability in certain circumstances to Company employees, contractors, and consultants for limited disclosures of Company “trade secrets,” as defined by the Act. Specifically, Company employees, contractors, and consultants may disclose trade secrets (1) in confidence, either directly or indirectly, to a federal, state, or local government official, or to an attorney, “solely for the purpose of reporting or investigating a suspected violation of law,” or (2) “in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Additionally, Company employees, contractors, and consultants who file lawsuits for retaliation by an employer for reporting a suspected violation of law may use and disclose related trade secrets in the following manner (i) the individual may disclose the trade secret to his attorney, and (ii) the individual may use the information in the court proceeding, as long as the individual files any document containing the trade secret under seal and does not otherwise disclose the trade secret “except pursuant to court order.”

(c)    Nothing in this Agreement prohibits McWhirter from reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency, Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law, regulation, or other applicable law. McWhirter does not need the prior authorization of Company to make any reports or disclosures, and he is not required to notify Company that he has made any such reports or disclosures.

6.    General Release.

(a)     In consideration of the payments and other benefits described above, together with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, McWhirter, together with McWhirter’s agents, representatives, attorneys, assigns, and designees, hereby knowingly, voluntarily, fully, finally, and completely WAIVES, RELEASES, AND FOREVER DISCHARGES Company, as well as its employees, attorneys, partners, agents, representatives, assigns, designees, insurers, plan administrators, parents, subsidiaries, affiliates, and other related persons or entities, including their predecessors, successors, and equity and asset purchasers, together with their respective officers, directors, members, managers, shareholders, partners (general and limited), agents, owners, legal representatives, servants, and employees, and the assigns, heirs, privies, predecessors, successors, and insurers of each such person or entity in their individual, corporate, or official capacities, (collectively, the “Released Parties”) from each and every grievance, administrative claim or proceeding, dispute, claim, demand, arbitration, controversy, action, or cause of action, of whatever kind, character, or nature, known or unknown, arising from, relating to, or connected with acts or omissions occurring at any time prior to and including the date McWhirter executes this Agreement. This general release includes without limitation all claims that in any way arise from, relate to, or are in any way connected with McWhirter’s employment with and/or separation from Company, regardless of whether or not same (1) are presently known or unknown, (2) have been specifically referenced, claimed, asserted, or made by either of the Parties, or (3) are statutory, contractual, or common law in nature or basis. Notwithstanding the foregoing, this general release does not apply to any obligation of the Company to McWhirter pursuant to any of the following: (i) subject to section 3 of this Agreement, any rights under applicable plans related to equity-based awards previously granted to McWhirter by the Company, (ii) any right to indemnification and/or defense that McWhirter may have or be entitled to receive as an officer of the

Company; (iii) any right to applicable medical coverage or benefits, subject to McWhirter’s elections on file at Company, (iv) any rights arising under this Agreement or the TCP; (v) any rights arising after the Effective Date; or (vi) any rights to payments or benefits that McWhirter may be eligible to receive under any Company sponsored retirement plan.

(b)    Without limiting the generality or comprehensiveness of the above paragraph, McWhirter knowingly, voluntarily, fully, finally, and completely WAIVES, RELEASES, AND FOREVER DISCHARGES the Released Parties from all claims, actions, causes of action, or demands existing as of the Effective Date, including without limitation any and all claims for injunctive relief; attorneys’ fees; expenses; costs; actual, compensatory, exemplary, or punitive damages; physical injuries; personal injuries; emotional injuries; mental anguish; physical pain and suffering; wrongful discharge; any claims McWhirter may have under, without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967 (“ADEA”), Texas Commission on Human Rights Act, the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Uniformed Services Employment and Reemployment Rights Act, or any other civil rights statutes; harassment and/or discrimination because of sex, race, color, national origin, religion, age, disability, sexual orientation, veteran’s status, the filing of a workers’ compensation claim, or other protected classification; retaliation; incapacity; failure to pay proper wage, minimum wage, and/or overtime wages; unpaid wages; loss of wages; loss of earning capacity; loss of job security; humiliation; physical impairment and/or disfigurement; loss of consortium; harm to reputation; libel, slander, or defamation; medical expenses; personal property damage, loss or diminution in value; negligence; gross negligence; strict liability; malice; invasion of privacy; intentional infliction of emotional distress; negligent infliction of emotional distress; loss or diminution of career advancement; loss of dignity; any and all claims arising under any other federal, state, or local statute, law, ordinance, rule, regulation, or order prohibiting employment discrimination or retaliation; any claim under tort, wrongful discharge, breach of contract, or breach of agreement; and any other theory, claim, or cause of action whatsoever, whether known or unknown.

(c)    By signing this Agreement it is McWhirter’s intent to waive and release all claims and potential claims against the Released Parties, save and except those claims described in Section 6(a) above and any claim that cannot be released by law including for unemployment benefits or compensation for a workers’ compensation injury. McWhirter agrees to release and discharge the Released Parties not only from any and all claims that McWhirter could make on his own behalf, but McWhirter also specifically waives any right to become, and promises not to become, a member of any class in any proceeding or case in which a claim or claims against the Released Parties may arise, in whole or in part, from any event that occurred prior to the date of this Agreement.  If McWhirter is not permitted to opt-out of a future class, then McWhirter agrees to waive any recovery for which he would be eligible as a member of such class.

(d)    Trinity, for and on behalf of itself and its subsidiary group, hereby knowingly, voluntarily, fully, finally, and completely SETTLES, RELEASES, AND FOREVER DISCHARGES McWhirter from each and every grievance, administrative claim or proceeding, dispute, claim, demand, arbitration, controversy, action, or cause of action, of whatever kind, character, or nature, known or unknown, arising from, relating to, or connected with Randall’s acts, errors or omissions occurring at any time prior to and including the date McWhirter executes this Agreement. This general release includes without limitation all claims that in any way arise from, relate to, or are in any way connected with McWhirter’s employment with and/or separation from Company, regardless of whether or not same (i) are presently known or unknown, (ii) have been specifically referenced, claimed, asserted, or made by either of the Parties, or (iii) are statutory, contractual, or common law in nature or basis.

(e)     Except as may be necessary to enforce this Agreement, or to seek a judicial determination of the validity of the waiver of ADEA or other claims, and to the fullest extent permitted by law, McWhirter agrees not to join or continue any lawsuit, arbitration, administrative charge or complaint, or other proceeding (collectively, “Proceedings”) against any of the Released Parties that is based in whole or in part on any claim or cause of action McWhirter has released in this Agreement. McWhirter represents that he is not a party to any pending Proceedings, whether internal or external, related to such matters. Notwithstanding the foregoing, nothing in this Agreement or the release contained herein is intended to limit or impair McWhirter’s right to file a charge with, or participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”), Securities and Exchange Commission (“SEC”), or any other state, federal, or local administrative agency. This Agreement does not prohibit or restrict McWhirter from initiating communications directly with, or responding to any inquiry from, or providing testimony before, any state or federal regulatory authority. McWhirter is not required to notify Company if he has made such reports or disclosures, or to secure Company’s permission to do so. This agreement does not limit McWhirter’s right to receive an award for information provided to any government agencies.

7.ADEA Release and Revocation Period.

(a)    Pursuant to the Older Workers Benefit Protection Act (“OWBPA”), McWhirter hereby knowingly and voluntarily agrees to waive and release any right or claim under the ADEA against the Released Parties. In this regard, McWhirter agrees and warrants that he has carefully read and fully understands the provisions of this Agreement, and that he is receiving consideration from Company over and above anything of value to which he is otherwise entitled. McWhirter is not waiving or releasing any right or claim that may arise under the ADEA after he signs this Agreement. McWhirter has the right to, and should, consult with an attorney before signing this Agreement.

(b)    McWhirter has twenty-one (21) days from the date he received this Agreement to consider it and sign it. If McWhirter chooses to sign this document, McWhirter has seven (7) days after signing the document to change his mind and revoke the Agreement (the “Revocation Period”). If McWhirter chooses to revoke the Agreement, he must deliver a written notice of revocation to S. Theis Rice, Sr. Vice President and Chief Legal Officer, Trinity Industries, Inc., or his successor, at 2525 N. Stemmons Freeway, Dallas, Texas 75207. Any such revocation must be actually received by Company within the Revocation Period or it will be null and void. Company and McWhirter agree that this Agreement shall not become enforceable until the Revocation Period has expired with no revocation taking place.

8.No Pending or Assigned Claims. Except for any actions necessary to enforce this Agreement and subject to the qualifications in subsection (d) of the General Release section and the qualifications in subsections (b) and (c) of the Confidentiality section herein, McWhirter hereby warrants and promises neither he nor any agent or legal representative of his has filed a lawsuit or claim against Company or the Released Parties in any federal, state or local forum as to any claim or dispute released under this Agreement. McWhirter agrees any breach or other violation by him of the provisions of this Agreement, other than a claim under the OWBPA, will result in the forfeiture of any payments under this Agreement and the obligation of McWhirter to repay any payments previously made hereunder. McWhirter understands that nothing in this Agreement is intended to interfere with or deter his right to challenge the waiver of an Age Discrimination in Employment Act (“ADEA”) claim or state law age discrimination claim or the filing of an ADEA charge or ADEA complaint or state law age discrimination complaint or charge with the Equal Employment Opportunity Commission or any state discrimination agency or commission or to participate in any investigation or proceeding conducted by those agencies. Further, McWhirter understands that nothing in this Agreement would require McWhirter to tender back the money received under this Agreement if McWhirter seeks to challenge the validity of the ADEA or state law age discrimination waiver, nor does McWhirter agree to ratify any ADEA or state law age discrimination waiver that fails to comply with the OWBPA by retaining the money received under the Agreement. Further, nothing in this Agreement is intended to require the payment of damages, attorneys’ fees or costs to Company should McWhirter challenge the waiver of an ADEA or state law age discrimination claim or file an ADEA or state law age discrimination suit except as authorized by federal or state law.

9.    Non-Competition and Non-Solicitation.

(a)    Acknowledgement. McWhirter understands that the nature of his position throughout the Employment Transition Period gives him access to and knowledge of Confidential Information and places him in a position of trust and confidence with Company. McWhirter understands and acknowledges that McWhirter’s Business Knowledge and the intellectual and/or strategic services McWhirter provides to Company are unique, special, or extraordinary and which are vitally important to Company in conducting commerce in the ordinary course of business and completing future transactions. McWhirter further understands and acknowledges that Company’s ability to reserve these for the exclusive knowledge and use of Company is of great competitive importance and commercial value to Company, and that improper use or disclosure by McWhirter is likely to result in unfair or unlawful competitive activity and damage to the Company.

(b)    Non-Competition.    McWhirter acknowledges and agrees that he will not engage in Prohibited Activity (as defined below) during his employment with the Company or during the Advisory Period absent prior written authorization and approval of the CEO and the Company’s Board of Directors. Furthermore, McWhirter agrees and acknowledges that the Company’s legitimate business interests described herein, including without limitation, protecting its Confidential Information and business goodwill, and the good and valuable consideration to be paid McWhirter under the provisions of this Agreement, the receipt and sufficiency of which are acknowledged, McWhirter agrees and covenants not to engage in any Prohibited Activity within North America absent prior written authorization and approval of the CEO and the Company’s Board of Directors through May 31, 2023. McWhirter stipulates that he is aware of and understands the import of his agreement to not engage in Prohibited Activity during such periods and stipulates that the duration of such restriction on engaging in Prohibited Activity is not arbitrary but is fair and reasonable under the circumstances of his access to Confidential Information and other proprietary data and information. McWhirter agrees and acknowledges that the goodwill and business interests of the Company would suffer loss, cost, expense, and other damages if McWhirter were to engage in any Prohibited Activity prior to May 31, 2023. For purposes of this non-competition section, “Prohibited Activity” shall mean an activity in which McWhirter contributes his knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, investor, operator, manager, advisor, consultant, contractor, agent, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity in or to an entity engaged in any business that is the same, and operates within the same regions, as the construction, energy marine and components (“CEMC”) manufacturing businesses over which McWhirter had managerial or executive leadership responsibility during his employment with the Company.

Nothing in this subsection shall prohibit McWhirter from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that McWhirter is not a controlling person of or a member of a group that controls such corporation.

This subsection does not, in any way, restrict or impede McWhirter from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. McWhirter shall promptly provide written notice of any such order to S. Theis Rice, Sr. Vice President and Chief Legal Officer (or his successor), Trinity Industries, Inc., 2525 N. Stemmons Freeway, Dallas, Texas 75207.

(c)    Non-Solicitation of Employees.  Through May 31, 2021, McWhirter agrees and covenants not to directly or indirectly solicit, recruit, or attempt to solicit or recruit, any person who is then employed by Company and was an employee of Company with whom McWhirter communicated and had a working relationship during his employment with the Company (collectively, “Covered Employee”), or induce the termination of employment of any Covered Employee.

(d)    Non-Solicitation of Customers. McWhirter agrees and acknowledges that during his employment with the Company he has gained substantial knowledge of and experience with Company customers and that he has had and will continue to have access to Customer Information, as defined below, and that such continuing access will include obtaining knowledge and experience with respect to Customer Information. For purposes of this section, “Customer Information” shall be deemed to include, without limitation, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, marketing data and information, pricing information, information identifying facts and circumstances specific to the customer and customer’s commercial and business activities, and all data and information relevant to sales and/or services by and between customer and Company.

McWhirter understands and acknowledges that loss of or compromise to any such Customer Information and, in turn, the Company’s relationship and goodwill with such customer will cause significant and irreparable harm to Company.

McWhirter agrees and covenants that through May 31, 2021, he will not directly or indirectly solicit or contact, or attempt to solicit or contact a current, former, or prospective customer with whom McWhirter had material contact during the thirty six (36) month period preceding the Effective Date (collectively, “Covered Customer”) for purposes of offering or accepting goods or services that compete with those over which McWhirter had managerial or executive leadership responsibility during his employment with the Company. However, it will not be deemed a violation of this Agreement if McWhirter merely updates his LinkedIn profile, or connects with a Covered Customer on Facebook or LinkedIn, without engaging in any other substantive communication, by social media or otherwise, that is prohibited by this section.

10.    Legal Proceedings.
(a)    During the term of this Agreement, McWhirter agrees, without the necessity of a subpoena, to make himself available, upon reasonable notice and at reasonable times, if deemed needed by Company, for any and all legal proceedings or threatened legal proceedings involving Company and agrees to cooperate fully with Company in any such legal proceeding or threatened proceeding for which Company may call him as a witness. McWhirter will also cooperate reasonably with Company by providing any truthful information requested by the Company and reasonably assisting in the preparation for any discovery or legal proceedings. Further, subject to subsection (d) of the General Release paragraph and the qualifications in subsections (b) and (c) of the Confidentiality section herein, McWhirter will immediately notify Company upon being contacted by any person or entity not specifically authorized by Company requesting information about internal Company operations or matters, and McWhirter will refrain from providing any information until after notification to and consultation with Company. McWhirter shall be reimbursed reasonable expenses incurred while serving as a witness for Company in any such proceedings. McWhirter agrees to provide Company with proper documentation for expenses prior to reimbursement. Company agrees to reimburse McWhirter for any legal fees or costs he may reasonably incur in connection with him providing such cooperation or assistance as described above.

(b)    McWhirter acknowledges that prior to the Effective Date he has received the notices identified in Appendix C attached hereto pertaining to business records hold in certain litigation and that during the Employment Transition Period he may receive additional business records hold notices. McWhirter acknowledges and confirms that he is currently in compliance with the notices set forth in Appendix C and that any and all relevant and responsive business records under his care, custody, or control, whether located in his Dallas, Texas or elsewhere will remain on hold and not destroyed until otherwise notified in writing by the Company. During the Employment Transition Period McWhirter agrees to respond to any inquiry from time to time tendered to him from the Company’s Information Governance department pertaining to the content and substance of Appendix C and business records hold notices he receives during the Employment Transition Period.

11.    Return of Property and Records. Within five (5) days of an end to the Employment Transition Period, McWhirter agrees to return to Company any and all Company property, equipment, business records and proprietary information in his possession, agrees not to retain copies or summaries of such records and proprietary information, and further agrees not to disclose to others any confidential or other proprietary information concerning the business affairs of Company. Specifically, without limitation, McWhirter agrees to immediately return to Company all business records, including but not limited to files, forms, work papers, documents, memoranda, correspondence, records, diaries, e-mails, notes, notebooks, computer files, discs, CDs and printouts; all business property, including, but not limited to, Company issued credit cards, phone cards, security access card, electronic equipment, computer programs, estimates, logs, invoices and computer equipment.

12.    No Admission of Liability. McWhirter does hereby acknowledge and promise that, although there is included in the foregoing the full, complete, and final settlement and satisfaction of all claims, demands, and charges of every nature growing out of those matters involved in each and every aspect of McWhirter’s employment relationship with Company, these facts shall in no manner be deemed an admission, finding, or indication - for any purpose whatsoever - that Company has, at any time (including the present) or in any respect, contrary to law or to the rights of any person, violated McWhirter’s rights.

13.    Governing Law and Severability. McWhirter acknowledges and agrees the terms and conditions of this Agreement are contractual and not a mere recital. McWhirter further agrees and acknowledges that the validity and/or enforceability of this Agreement will be governed by the laws of the State of Texas, unless preempted by federal law, and that if any provision contained herein should be determined by any court of competent jurisdiction or administrative agency to be illegal, invalid, unenforceable, or otherwise contrary to public policy, the validity and enforceability of the remaining parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

14.    Entire Agreement. Except for existing written agreements between McWhirter and Company, including but not limited to, the TCP, the Confidentiality Agreement, the RSAs, prior non-disclosure, non-solicitation, and non-competition agreements which are hereby incorporated by reference, and any other restrictive covenants in effect on or before the date hereof, this Agreement contains the entire understanding between the Parties hereto with respect to McWhirter’s employment, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained, which shall be deemed terminated effective immediately. The Parties agree that changes to this Agreement, whether material or immaterial, will not re-start the running of “the Consideration Period” as defined in this Agreement.

15.    Compliance with Law. McWhirter acknowledges that the terms of this Agreement fully comply with applicable law including but not limited to the OWBPA, as amended, and implementing regulations, and that said terms therefore are final and binding. Specifically, McWhirter acknowledges that this Agreement specifically refers to his rights and claims under the federal and state statutes prohibiting age discrimination, and he understands that he is irrevocably waiving such rights and claims. McWhirter acknowledges that McWhirter compensation and benefits recited in this Agreement are good and valuable.

16.    Consideration of Medicare’s Interests.  McWhirter affirms, covenants, and warrants McWhirter is not a Medicare beneficiary and is not currently receiving, has not received in the past, will not have received at the time payments are made under this Agreement, is not entitled to, is not eligible for, and has not applied for or sought Social Security Disability or Medicare benefits.  In the event any statement in the preceding sentence is incorrect (for example, but not limited to, if McWhirter is a Medicare beneficiary, etc.), the following sentences of this section apply. McWhirter affirms, covenants, and warrants McWhirter has made no claim for illness or injury against, nor is McWhirter aware of any facts supporting any claim against, the Released Parties under which the Released Parties could be liable for medical expenses incurred by McWhirter before or after the execution of this Agreement.  Furthermore, McWhirter is aware of no medical expenses that Medicare has paid and for which the Released Parties are or could be liable now or in the future.  McWhirter agrees and affirms that, to the best of his knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. McWhirter will indemnify, defend, and hold the Released Parties harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys’ fees, and McWhirter further agrees to waive any and all future private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq
.
17.    Voluntary Consent. By signing this Agreement, McWhirter acknowledges (a) he has read this Agreement and fully understands its terms and their import; (b) any and all questions regarding the terms of this Agreement have been asked and answered to his complete satisfaction; (c) he has had at least 21 days to consider the terms and effects of this Agreement (the “Consideration Period”) and has either considered it for that period of time or has knowingly and voluntarily waived his right to do so; (d) he may revoke the Agreement up to 7 days after his signing of the Agreement, (e) revocation of the Agreement is effective by sending written notice to S. Theis Rice, Sr. Vice President and Chief Legal Officer, Trinity Industries, Inc., 2525 N. Stemmons Freeway, Dallas, Texas 75207, so as to be received no later than seven (7) days following McWhirter’s signing of this Agreement (“Revocation Period”); (f) the receipt of the compensation described in this Agreement is expressly conditioned on his signing of this Agreement and the expiration of the mandatory Revocation Period without revocation by McWhirter; (g) Company advises McWhirter to consult with an attorney of his own choosing regarding the terms of this Agreement; (h) McWhirter must sign this Agreement and return it to S. Theis Rice, Sr. Vice President and Chief Legal Officer, Trinity Industries, Inc., 2525 N. Stemmons Freeway, Dallas, Texas 75207 within three (3) days of the expiration of the Consideration Period, otherwise this offer will expire and this Agreement will be null, void and of no force or effect; (i) that this Agreement was not requested nor provided in connection with an exit incentive or other employment termination program offered to a group or class of employees; (j) the compensation provided for herein is good and valuable, and it is accepted by McWhirter in full satisfaction of all claims McWhirter’s has or may have against the Released Parties, and as adequate consideration for McWhirter’s agreements, covenants, and commitments made herein; and, (k) McWhirter is entering into this Agreement voluntarily, of his own free will, and without any coercion, undue influence, threat, or intimidation of any kind or type whatsoever.

NOW, THEREFORE, intending to be legally bound hereby, McWhirter and Trinity Industries, Inc. sign this Agreement on the 28th day of February, 2018.
ACCEPTED AND AGREED AS TO FORM AND SUBSTANCE:

William A. McWhirter II

/s/ William A. McWhirter II
Signature

Trinity Industries, Inc.
(on behalf of itself, its subsidiaries, and other corporate affiliates, and successors or assigns)

By:/s/ S. Theis Rice
S. Theis Rice
Sr. Vice President and Chief Legal Officer

APPENDIX A - Supplemental Release Agreement

You, William A. McWhirter II, entered into an Executive Transition Agreement with Trinity Industries, Inc. (“Company”) with an Effective Date of February 1, 2018 (“Transition Agreement”). This Supplemental Release Agreement (“Supplemental Release”) constitutes the Supplemental Release Agreement defined in section 2 of the Transition Agreement. The Transition Agreement is hereby incorporated into this Supplemental Release Agreement as set forth fully herein.

In consideration of having received the items contemplated in Section 1 of the Transition Agreement, your fulfillment of the terms and conditions set forth in the Transition Agreement, including execution of this Supplemental Release Agreement, and payment of the Supplemental Release Payment in accordance with the procedure set out in the Transition Agreement, you hereby agree as follows:

Payment of Wages.    You acknowledge that you have received all wages, vacation, and all other compensation and benefits owed to you by the Company, in your capacity as an employee of the Company, pursuant to the Transition Agreement.

Last Date of Employment. Your last date of active employment with Company was May 31, 2020.

Supplemental Release. In exchange for the promises described in the Transition Agreement, and in addition to the Release you have provided to Company in the Transition Agreement, you irrevocably and unconditionally release all known and unknown claims, promises, causes of action, or similar rights of any type that you presently may have against the Released Parties, except that you are not releasing any claim that relates to: (a) your right to enforce this Supplemental Release Agreement, (b) any rights or claims under the Age Discrimination in Employment Act or any other law that may arise after you sign this Supplemental Release Agreement, (c) subject to section 3 of the Transition Agreement, any rights under applicable plans to equity-based awards previously granted to McWhirter by the Company, (d) any right to indemnification and/or defense that McWhirter may have or be entitled to receive as an officer of the Company; (e) any right to COBRA medical coverage or benefits, (f) any rights arising under the Transition Agreement or the TCP and full payment thereunder when due, or (g) any right to payments or benefits that McWhirter may be eligible to receive any under Company sponsored retirement plan.

Continuing Obligations. You acknowledge and affirm that Company provided you with Confidential Information, as defined in the Transition Agreement, during the Employment Transition Period of the Transition Agreement. You further acknowledge, affirm, and ratify your continuing obligations under the Confidentiality and Non-Competition and Non-Solicitation paragraphs set forth in the Transition Agreement, and specifically waive and release any claim or defense that the Confidentiality and/or Non-Competition and Non-Solicitation paragraphs are unreasonable and/or unenforceable for any reason whatsoever.

Entire Agreement. Except for existing written agreements between you and the Company, including but not limited to, the TCP, the Confidentiality Agreement, the RSAs, prior non-disclosure, non-solicitation, and non-competition agreements which are hereby incorporated by reference, and any other restrictive covenants in effect on or before the date hereof, the Supplemental Release Agreement and Transition Agreement contain the entire understanding between the Parties hereto with respect to your employment, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained, which shall be deemed terminated effective immediately. This Supplemental Release Agreement and the Transition Agreement may not be modified or canceled in any manner except by a writing signed by both you and an authorized Company official.

Voluntary Agreement. YOU UNDERSTAND AND AGREE THAT YOU MAY BE WAIVING SIGNIFICANT LEGAL RIGHTS BY SIGNING THIS SUPPLEMENTAL RELEASE, AND REPRESENT THAT YOU HAVE ENTERED INTO THIS SUPPLEMENTAL RELEASE VOLUNTARILY, AFTER HAVING THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF YOUR OWN CHOOSING, WITH A FULL UNDERSTANDING OF AND IN AGREEMENT WITH ALL OF ITS TERMS.

IN WITNESS WHEREOF, I have executed this Supplemental Release Agreement on the date provided below.

Signature:________________________________
William A. McWhirter II

Date:___________________________________